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                                                                EXHIBIT 11.1


STATEMENT REGARDING COMPUTATION OF PRO FORMA PER SHARE EARNINGS




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
                                   FOR THE YEARS ENDED                 FOR THE NINE MONTHS ENDED
                                   -------------------                 -------------------------
                                      DECEMBER 31,                          SEPTEMBER 30,
                                      ------------                          -------------
                           1993          1994         1995               1995            1996
                           ----          ----         ----               ----            ----
Pro forma net income
(loss)..............   $  (200,403)   $  (286,282)  $   836,756      $   567,989       $ 3,800,350
                       -----------    -----------   -----------      -----------       -----------
Weighted average
 number of
 shares of Common
 Stock outstanding:
 Actual shares......    16,400,000     16,400,000    16,400,000       16,400,000        17,345,983
Additional shares
 required to
 replace the
 distribution to
 shareholders in
 excess of  pro forma
 earnings for the
 twelve months ended
 June 30, 1996.......            0              0       127,061                0            93,675
                       -----------    -----------   -----------      -----------       -----------
                        16,400,000     16,400,000    16,527,061       16,400,000        17,439,658
                       -----------    -----------   -----------      -----------       -----------
Pro forma net income
(loss)
per share of Common
Stock                  $     (0.01)   $     (0.02)  $      0.05      $      0.03       $      0.22
                       ===========    ===========   ===========      ===========       ===========
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